Exhibit 99.2

Aribians,

As I have said numerous times, the key to our success is our people. I’m following up on my earlier message regarding the rollout of the new organization to talk about our continued investment in our people. I want Ariba to be a place that people are proud to make part of their careers. There is a lot that goes into creating that such as having a winning strategy, building relationships with excellent coworkers and giving people the opportunity to make a difference. There is another part of that equation as well which is rewarding our people for their efforts.

Today I am pleased to announce that we are taking another step towards providing rewards for our employees. I recognize that most of you have options that are significantly underwater. I am happy to announce that the Board has approved an employee stock option exchange program that will enable employees to exchange certain of their underwater options for shares of restricted stock, subject to vesting and certain other conditions. More details about this program will be provided in the coming weeks through an Offer to Exchange and related documents (“Offer Documents”). Employees should make their decision to participate solely based on the information contained in the Offer Documents.

Confidently,

Bob

PLEASE NOTE:

Ariba has not yet commenced the option exchange program described in this email. Upon commencement of the program, Ariba will deliver to all employees as well as file with the SEC a Schedule TO and related exhibits, including the Offer to Exchange, and Election Form and other related documents (the “Offer Documents”). Employees are strongly encouraged and advised to read all of the Offer Documents when these documents become available because they will contain important information about the offer.

The Offer Documents will also be made available without charge at Ariba’s website at www.ariba.com as well as the SEC website at www.sec.gov. When the information becomes available we strongly encourage all eligible employees to read all the documents carefully and understand the risks before making a decision. We also strongly encourage eligible employees to consult tax and financial advisors before making any decision about the program. This email does not constitute an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities, nor shall there be any sale or exchange of securities in any jurisdiction in which such offer, solicitation sale or exchange would be unlawful prior to registration or qualification of the securities under the laws of that jurisdiction.